Exhibit 14

Procedure Revision History

Revision No.	Description of Change

02	Revised per CPO70298

1	PURPOSE

Senior Executive and Financial Officers hold an important and elevated role in corporate governance. As part of the Corporate Leadership Team, Senior Executive and Financial Officers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the enterprise stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. Senior Executive and Financial Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the enterprise’s organization, and by demonstrating this policy statement.

2	SCOPE

President and Chief Executive Officer, Sr. VP of Finance/IS and CFO, Sr. VP of Sales and Marketing, Sr. VP of Manufacturing, Sr. VP of Engineering, VP of European Sales and Marketing, VP of Asian Operations, VP of Human Resources, Corporate Controller, European Controller and Asia Pacific Controller are considered Senior Executive and/or Financial Officers within the meaning of this policy statement.

3	REFERENCE DOCUMENTS

N/A

4	DEFINITIONS

N/A

5	POLICY

Senior Executive and Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

a)	Encourage and reward professional integrity in all aspects of the organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself.

b)	Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for a member of the organization, including Senior Executive and Financial Officers.

c)	Provide a mechanism for members of the Organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

Procedure Title:	CODE OF ETHICS, SR EXECUTIVE AND FINANCIAL OFFICERS
Procedure No.:	100.012	Revision: 02	Page 1 of 2

d)	Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the organization.

6	PROCEDURE

6.1	Senior Executive and Financial Officers will establish and manage the Enterprise transaction and reporting systems and procedures to ensure that:

a)	Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established financial policy.

b)	The retention or proper disposal of Company records shall be in accordance with established enterprise policies and applicable legal and regulatory requirements.

c)	Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

6.2	Senior Executive and Financial Officers will establish and maintain mechanisms to:

a)	Educate members of the organization about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the enterprise generally.

b)	Monitor the compliance of the finance organization with any applicable federal, state or local statute, regulation or administrative rule.

c)	Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.

7	RECORD MAINTENANCE

N/A

8	RESPONSIBILITY

N/A

9	APPROVAL AUTHORITY

This document will be reviewed and approved by:

Originator:	President, CEO
Approval Authority:	President, CEO

Procedure Title:	CODE OF ETHICS, SR EXECUTIVE AND FINANCIAL OFFICERS
Procedure No.:	100.012	Revision: 02	Page 2 of 2